Exhibit 10.1

EXECUTION COPY

Opening Transaction

To:	ViroPharma Incorporated, 397 Eagleview Boulevard, Exton, Pennsylvania 19341

A/C:	[Insert Account Number]

From:	Credit Suisse International One Cabot Square London E14 4QJ England

Re:	Convertible Bond Hedge Transaction

Ref. No:	[Insert Reference Number]

Date:	March 20, 2007

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Credit Suisse International (“Dealer”) represented by Credit Suisse, New York branch (“Agent”) as its agent, and ViroPharma Incorporated (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the First Supplemental Indenture to be dated as of March 26, 2007 between Counterparty and Wilmington Trust Company, as trustee (the “Indenture”) relating to the USD225,000,000 principal amount of 2.00% convertible senior notes due 2017 (the “Convertible Notes”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, (i) the Transaction shall be the only transaction under the Agreement and (ii) references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing. The Transaction is subject to early unwind if the closing of the Convertible Notes is not consummated for any reason, as set forth below in Section 8(m).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”, and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty with a “Threshold Amount” of USD 10 million).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 20, 2007

Effective Date:	March 26, 2007

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD0.002 per share (Ticker Symbol: “VPHM”).

Number of Options:	The number of Convertible Notes in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Notes; provided that the Number of Options shall be automatically increased as of the date of exercise by Goldman, Sachs & Co. (“GS&Co.”), as representative of the Underwriters (as defined in the Underwriting Agreement), of their option pursuant to Section 2 of the Underwriting Agreement dated as of March 20, 2007 between Counterparty and GS&Co., as representative of the Underwriters party thereto (the “Underwriting Agreement”) by the number of Convertible Notes in denominations of USD1,000 principal amount issued pursuant to such exercise (such Convertible Notes, the “Additional Convertible Notes”). For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:	As of any date, a number of Shares per Option equal to the Applicable Conversion Rate (as defined in the

Indenture, but without regard to any adjustments to the Applicable Conversion Rate pursuant to Sections 12.01(f) or 12.04(f) of the Indenture) as of such date.

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Option Entitlement as of such date.

Number of Shares:	The product of the Number of Options, the Option Entitlement and the Applicable Percentage.

Applicable Percentage:	75%

Premium:	USD61,695,000.00 (Premium per Option USD274.20); provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of Options by which the Number of Options is so increased and the Premium per Option shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	The Effective Date

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Notes.

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Date:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture, occurring during the Exercise Period for Convertible Notes other than Convertible Notes with respect to which Counterparty makes the direction described in Section 12.02(c) of the Indenture and the financial institution designated by Counterparty accepts such Convertible Notes in accordance with Section 12.02(c) of the Indenture (such Convertible Notes, other than those excluded above (each in denominations of USD1,000 principal amount), the “Relevant Convertible Notes” for such Conversion Date). For the avoidance of doubt, Convertible Notes are “accepted” for purposes of the foregoing upon the earlier of the declaration of the designated financial institution’s agreement to exchange such Convertible Notes or delivery of such Convertible Notes to such financial institution for purposes of such exchange.

Exercise Period:	The period from and excluding the Trade Date to and including the Expiration Date.

Expiration Date:	The earlier of (i) the last day on which any Convertible Notes remain outstanding and (ii) the third “Scheduled Trading Day”, as defined in the Indenture, immediately preceding the “Maturity Date”, as defined in the Indenture.

Automatic Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Relevant Convertible Notes for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice Deadline:	In respect of any exercise of Options hereunder, the Scheduled Trading Day following the relevant Conversion Date; provided that if such exercise is a Net Share Exercise, the Notice Deadline shall be the Scheduled Trading Day immediately preceding the first Scheduled Trading Day of the relevant “Observation Period”, as defined in the Indenture, subject to “Notice of Exercise” below.

Net Share Exercise:	Any exercise of Options that relates to the Relevant Convertible Notes for any Conversion Date (i) following the date on which Counterparty has made the irrevocable election to satisfy its conversion obligation by paying principal in cash and any excess of the conversion obligation over the principal amount in Shares in accordance with Section 12.02(b) of the Indenture (such election, the “Net Share Conversion Election,” and any such Relevant Convertible Notes, “Net Share Settled Relevant Convertible Notes”), or (ii) not following the date on which Counterparty has made the Net Share Conversion Election and (a) occurring prior to the period starting on the 30th Scheduled Trading Day immediately preceding the Maturity Date and ending on the Maturity Date (such period, the “Final Conversion Period”) or (b) occurring during the Final Conversion Period if the Settlement Method Reference Price is greater than 90% of the Strike Price as of the last Settlement Method Reference Date and less than 110% of such Strike Price. In the case of clause (ii), the Relevant Convertible Notes for the relevant Conversion Date shall be considered Net Share Settled Relevant Convertible Notes for purposes hereof, and the Observation Period for such Relevant Convertible Notes shall be deemed to be the Observation Period for such Relevant Convertible Notes that would apply if Counterparty had made the Net Share Conversion Election.

Settlement Method Reference Price:	For any Settlement Method Reference Date, the arithmetic average of the “Daily VWAP”, as defined in the Indenture, for all of the Settlement Method Reference Dates as if each such date were a “VWAP Trading Day,” as defined in the Indenture, occurring during an Observation Period.

Settlement Method Reference Dates:	The ten consecutive VWAP Trading Days ending on

the first day of the Final Conversion Period (or, if such day is not a VWAP Trading Day, ending on the immediately preceding VWAP Trading Day).

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 5:00 PM, New York City time, on the Notice Deadline in respect of such exercise of (i) the number of Options being exercised on such Exercise Date, (ii) the scheduled settlement date under the Indenture for the Relevant Convertible Notes for the related Conversion Date, (iii) whether such Relevant Convertible Notes are Net Share Settled Relevant Convertible Notes and (iv) if such exercise is a Net Share Exercise, the first Scheduled Trading Day of the relevant Observation Period. Notwithstanding the foregoing, in the case of any Net Share Exercise of Options hereunder in connection with the conversion of any Relevant Convertible Notes for any Conversion Dates occurring during the Final Conversion Period, (a) the Notice Deadline shall be 12:00 p.m. (New York City time) on the Scheduled Trading Day immediately following the relevant Exercise Date and the content of such notice shall be as set forth in clauses (i), (ii) and (iii) above. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that, in the case of any Net Share Exercise hereunder, notwithstanding the foregoing, such notice (and the related automatic exercise of Options) shall be effective if given after the relevant Notice Deadline but prior to 5:00 PM New York City time, on the fifth Exchange Business Day of the relevant Observation Period, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation (as defined below) as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer or any of its affiliates in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the applicable Notice Deadline.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To: Credit Suisse, New York branch

Eleven Madison Avenue New York, NY 10010-3629

Telephone: (212) 325 8676 / (212) 538 5306
Facsimile: (212) 325 8173

Settlement Terms:

Settlement Date:	For any Exercise Date, the settlement date for the Shares to be delivered in respect of the Convertible Notes for the relevant Conversion Date under the terms of the Indenture; provided that the Settlement Date shall not be prior to the latest of (i) the date one Settlement Cycle following such Conversion Date (or, in the case of a Net Share Exercise, the final day of the relevant Observation Period), (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Dealer of such Settlement Date prior to 5:00 PM, New York City time, and (iii) the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 PM, New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date a number of Shares equal to the product of (x) the Applicable Percentage and (y) the aggregate number of Shares, if any, that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes for such Conversion Date pursuant to Section 12.02(a) of the Indenture or, if the exercise of Options hereunder occurring on such Exercise Date is a Net Share Exercise, pursuant to Section 12.02(b) of the Indenture (except that such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to Section 12.02(a) or 12.02(b), as the case may be, of the Indenture and shall be rounded down to the nearest whole number) and cash in lieu of fractional shares, if any, resulting from such rounding (such Shares and cash, if any, in lieu of fractional Shares collectively, the “Convertible Obligation”); provided that the Convertible Obligation shall be determined excluding any Shares (and cash in lieu of fractional Shares, if any) that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes as a direct or indirect result of any adjustments to the Conversion Rate pursuant to Sections 12.01(f) or 12.04(f) of the Indenture and any interest payment that the Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Notes for such Conversion Date; and provided further, that, if the exercise of Options hereunder occurring on such Exercise Date is a Net Share Exercise of the type described in clause (ii) of the definition of Net Share Exercise, the Delivery Obligation shall be determined as if Counterparty had made the Net Share Conversion Election, except that, if such Exercise Date occurs during the Final Conversion Period and the Delivery
Obligation Value would otherwise exceed the Convertible Obligation Value, the number of Shares comprising the Delivery Obligation shall be reduced (and the amount of cash in respect of fractional Shares shall be adjusted) so that the resulting Delivery Obligation Value equals the Convertible Obligation Value; and
provided further that if such exercise relates to the conversion of Relevant
Convertible Bonds in connection with which holders thereof are entitled to receive additional Shares pursuant to the adjustments to the Applicable Conversion Rate set forth in Section 12.01(f) of the Indenture, then, notwithstanding the foregoing, the Delivery Obligation shall include such additional Shares, except that the
Delivery Obligation shall be capped so that the value of the Delivery Obligation
(as determined by the Calculation Agent using the VWAP Price on the relevant
Obligation Value Date) does not exceed (A) if such exercise is not a Net Share
Exercise, the sum of (x) the amount as determined by the Calculation Agent using the VWAP Price on the relevant Obligation Value Date that would be payable by
Dealer pursuant to Section 6 of the Agreement if such Conversion Date were an
Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount, the Number of Options shall be deemed to be equal to the number of
Options exercised on such Exercise Date) was the sole Affected Transaction and
Counterparty was the sole Affected Party (determined without regard to Section
8(c) of this Confirmation) (the “Unwind Value”) and (y) the aggregate principal amount of such Relevant Convertible Bonds, or (B) if such exercise is a Net Share
Exercise, the Unwind Value. For the avoidance of doubt, in the case of any Net
Share Exercise hereunder, if the “Daily Conversion Value”, as defined in the
Indenture, for each of the VWAP Trading Days occurring in the relevant
Observation Period is less than or equal to USD40, Dealer will have no delivery obligation hereunder in respect of the related Exercise Date. For the avoidance of doubt, Dealer’s obligations set forth in this paragraph are conditioned on
Counterparty’s satisfaction of its obligations, if any, set forth below under
“Counterparty Payment Obligation On Certain Settlement Dates”.

Delivery Obligation Value:	The value of the Delivery Obligation (determined without regard to the exception at the end of the first further proviso to the first sentence of “Delivery Obligation” above), as determined by the Calculation Agent using a per Share value for any Shares comprising the Delivery Obligations equal to the Relevant Price on the Obligation
Value Date as if such date were a Valuation Date (the “Obligation Value Price”).

Convertible Obligation Value:	The Applicable Percentage of the difference of (i) the value of the Convertible Obligation, as determined by the Calculation Agent using a per Share value for any Shares comprising the Convertible Obligation equal to the Obligation Value Price, minus (ii) the principal amount of the Relevant Convertible Notes for the related Conversion Date. For the avoidance of doubt, the Convertible Obligation Value shall be determined based on the actual Convertible Obligation, and Counterparty shall not be deemed to have made the Net Share Conversion Election, and the Relevant Convertible Notes shall not be deemed to be Net Share Settled Relevant Convertible Notes, for purposes of such determination.

Obligation Value Date:	The second Exchange Business Day immediately preceding the relevant Settlement Date.

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the Conversion Date (or, in the case of a Net Share Exercise, the last day of the relevant Observation Period), Counterparty shall give Dealer notice of the final number of Shares (and cash in lieu of fractional Shares, if any) comprising the relevant Convertible Obligation; provided that, with respect to any Exercise Date for a Net Share Exercise occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of the aggregate number of Shares (and cash in lieu of fractional Shares, if any) comprising the Convertible Obligations for all Exercise Dates occurring during such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Counterparty Payment On Certain
Settlement Dates:	In the case of any exercise of Options hereunder other than a Net Share Exercise, in lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, Counterparty shall pay to Dealer on the related Settlement Date in immediately available funds an amount in cash equal to the product of the number of Options being exercised on such Exercise Date and USD1,000.

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Buyer is the issuer of the Shares.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System.

Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 12.04(a), (b), (c), (d) and (e) of the Indenture, the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Indenture. Immediately upon the occurrence of any “Adjustment Event”, as defined in the Indenture, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Notes in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 12.10 of the Indenture.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is made under the Indenture in respect of such Merger Event; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional Shares as set forth in

Sections 12.01(f) or 12.04(f) of the Indenture.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the Merger Date) notify the Calculation Agent of the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a)	Change in Law:	Applicable

(b)	Insolvency Filing:	Applicable

(c)	Increased Cost of Hedging:	Applicable

Hedging Party:	Dealer

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer

4. Account Details:

Dealer Payment Instructions:

The Bank of New York, NY SWIFT: IRVTUS3N Bank Routing: 021 000 018 Account Name: Credit Suisse International Account No.: 890-0360-968

Counterparty Payment Instructions:

T o be provided by Counterparty.

5.	Offices:

The Office of Dealer for the Transaction is:

Credit Suisse International One Cabot Square London E14 4QJ England

The Office of Counterparty for the Transaction is:

397 Eagleview Boulevard Exton, PA 19341

6.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

	To:	ViroPharma Incorporated 397 Eagleview Boulevard Exton, PA 19341

	Attn:	Chief Financial Officer
	Telephone:	(610) 458 7300
	Facsimile:	(610) 458 7380

With a copy to:

	Attn:	General Counsel
	Facsimile:	(610) 458 7380

(b)	Address for notices or communications to Dealer:

	To:	Credit Suisse, New York branch Eleven Madison Avenue New York, NY 10010-3629

	Telephone:	(212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886
	Facsimile:	(212) 325 8173

7.	Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument other than the Transaction) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(iii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including FASB Statements 128, 133 ( as amended), 149 or 150, EITF Issue No. 00-19, 01-6 or 03-6 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iv) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vi) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to otherwise violate the Exchange Act.

(vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) On each of the Trade Date, the Premium Payment Date, any Settlement Date in respect of any Exercise Date for an exercise of Options hereunder that is not a Net Share Exercise, and the Additional Premium Payment Date, if any, (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(ix) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Underwriting Agreement are true and correct as of the Trade Date, the Effective Date and the Additional Premium Payment Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e) Each party acknowledges and agrees to be bound by the Conduct Rules of the National Association of Securities Dealers, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(f) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

8. Other Provisions:

(a) Right to Extend. Dealer may postpone any Settlement Date or any other date of delivery by Dealer, with respect to some or all of the relevant Options, if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(b) Additional Termination Events. The occurrence of (i) an event of default with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 5.01 of the Indenture that results in an acceleration of the Convertible Notes pursuant to the terms of the Indenture, or (ii) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior consent of Dealer, such consent not to be unreasonably withheld.

(c) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to Section 12.2 of the Equity Definitions and “Consequences of Merger Events” above, or Sections 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Merger Event, Insolvency, or Nationalization, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, by 4:00 P.M. New York City time on the Merger Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Share Termination Delivery Units (or any part thereof).

(d) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, use its best efforts to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page VPHM.Q <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method). For the avoidance of doubt, Counterparty is not obligated to purchase Shares under any circumstances under this Section 8(d) unless it elects to do so pursuant to Section 8(d)(iii).

(e) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 6% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f) Transfer and Assignment. Neither party may transfer any of its rights or obligations under the Transaction without the prior written consent of the non-transferring party; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any of its affiliates whose obligations hereunder would be guaranteed by Credit Suisse; provided further that at any time at which (i) the Equity Percentage exceeds 9.0% or the Rights Agreement Equity

Percentage exceeds 18% (either such condition, and “Excess Ownership Position”), or (ii) a Hedging Disruption has occurred and is continuing, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts (and, in the event of a Hedging Disruption, after attempting to effect such transfer or assignment for five consecutive Scheduled Trading Days) on pricing terms reasonably acceptable to Dealer such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. In the event that a Hedging Disruption has occurred, the Calculation Agent may also adjust one or more terms of the Transaction to account for the difference in the economic position in respect of an option transaction with terms matching that of the Transaction (an “Equivalent Transaction”) of a hypothetical dealer who is fully hedged in respect of such Equivalent Transaction and a hypothetical dealer hedging such Equivalent Transaction with respect to whom a Hedging Disruption has occurred to the same extent and for the same duration as such Hedging Disruption with respect to Dealer and the Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act (collectively, “Dealer Group”), beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day. The “Rights Agreement Equity Percentage” as of any day is the fraction, expressed as percentage, (A) the numerator of which is the number of Shares that Dealer, together with all of its Affiliates and Associates (each as defined in the Rights Agreement between Counterparty and Stocktrans, Inc., as Rights Agent, dated September 10, 1998 (the “Rights Agreement”)) (collectively, the “Rights Agreement Dealer Group”), Beneficially Own (as defined in the Rights Agreement) on such day and (B) the denominator of which is the number of Shares outstanding on such day. Dealer will use commercially reasonable efforts, and will use commercially reasonable efforts to cause other members of the Dealer Group and the Rights Agreement Dealer Group, in consultation with counsel as to legal and regulatory issues, to hedge its exposure to the Transaction and to manage its other positions through the use of cash-settled swaps or other derivative instruments to the extent necessary to avoid the occurrence of an Excess Ownership Position. Counterparty may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any party with the consent of Dealer, such consent not to be unreasonably withheld.

(g) Staggered Settlement. If, as of any Exchange Business Day during the period from the relevant Conversion Date to the related Settlement Date, the Staggered Settlement Equity Percentage is greater than 9.0% or the Rights Agreement Staggered Settlement Equity Percentage is greater than 18%, Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on one or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the date that follows such Nominal Settlement Date by 20 VWAP Trading Days, but not prior to the relevant Conversion Date) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

The “Staggered Settlement Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (i) the number of Shares that Dealer Group beneficially owns (within the meaning of Section 13 of the Exchange Act) on such day, other than any Shares so owned as a hedge of the Transaction, and (ii) the Number of Shares hereunder and (B) the denominator of which is the number of Shares outstanding on such day.

The “Rights Agreement Staggered Settlement Equity Percentage” as of any days is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (i) the number of Shares that the Rights Agreement Dealer Group Beneficially Owns (as defined in the Rights Agreement) on such day, other than Shares so Beneficially Owned as a hedge of the Transaction, and (ii) the Number of Shares hereunder and (B) the denominator of which is the number of Shares outstanding on such day.

(h) Agreement in Respect of Termination Amounts. In determining any amounts payable in respect of the termination or cancellation of the Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions, the Calculation Agent shall make such determination without regard to (i) changes to costs of funding, stock loan rates or expected dividends, or (ii) losses or costs incurred in connection with terminating, liquidating or re-establishing any hedge related to the Transaction (or any gain resulting from any of them).

(i) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(j) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(k) No Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(l) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.

(m) Early Unwind. In the event the sale by Counterparty of the Convertible Notes is not consummated with the Underwriters pursuant to the Underwriting Agreement for any reason by the close of business in New York on March 26, 2007 (or such later date as agreed upon by the parties, which in no event shall be later than March 30, 2007) (March 26, 2007 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated. Following such termination and cancellation, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(n) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE

TRANSACTION OR THE ACTIONS OF COUNTERPARTY OF ITS AFFILIATES OR DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(o) Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

(p) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(q) Role of Agent. Credit Suisse, New York branch, in its capacity as Agent will be responsible for (A) effecting this Transaction, (B) issuing all required confirmations and statements to Dealer and Counterparty, (C) maintaining books and records relating to this Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by Counterparty, receiving, delivering, and safeguarding Counterparty’s funds and any securities in connection with this Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

(i)	Agent is acting in connection with this Transaction solely in its capacity as Agent for Dealer and Counterparty pursuant to instructions from Dealer and Counterparty. Agent shall have no responsibility or personal liability to Dealer or Counterparty arising from any failure by Dealer or Counterparty to pay or perform any obligations hereunder, or to monitor or enforce compliance by Dealer or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Each of Dealer and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction. Agent shall otherwise have no liability in respect of this Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent.

(ii)	Any and all notices, demands, or communications of any kind relating to this Transaction between Dealer and Counterparty shall be transmitted exclusively through Agent at the following address:

Credit Suisse, New York branch

Eleven Madison Avenue

New York, NY 10010-3629

For payments and deliveries:

Facsimile No.: (212) 325 8175

Telephone No.: (212) 325 8678 / (212) 325 3213

For all other communications:

Facsimile No.: (212) 325 8173

Telephone No.: (212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886

(iii)	The date and time of the Transaction evidenced hereby will be furnished by the Agent to Dealer and Counterparty upon written request.

(iv)	The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

(v)	Dealer and Counterparty each represents and agrees (A) that this Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

(vi)	Dealer is regulated by The Securities and Futures Authority and has entered into this Transaction as principal. The time at which this Transaction was executed will be notified to Counterparty (through the Agent) on request.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Credit Suisse, New York branch, Eleven Madison Avenue, New York, NY 10010-3629, Facsimile No. (212) 325-8173.

Yours faithfully,

CREDIT SUISSE INTERNATIONAL

By:	/s/ Sayedur Khan
Name:	Sayedur Khan
Title:

By:	/s/ Laura Muir
Name:	Laura Muir
Title:

CREDIT SUISSE, NEW YORK BRANCH, AS AGENT FOR CREDIT SUISSE INTERNATIONAL

By:	/s/ Yolanda Perez-Wilson
Name:	Yolanda Perez-Wilson
Title:	Assistant Vice President

By:	/s/ Melissa Garcia
Name:	Melissa Garcia
Title:	Assistant Vice President

Agreed and Accepted By:

VIROPHARMA INCORPORATED

By:	/s/ Michel de Rosen
Name:	Michel de Rosen
Title:	President and CEO